UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2005

OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-15817 (Commission File Number)		35-1539838 (IRS Employer Identification No.)
1 Main Street, Evansville, IN (Address of Principal Executive Offices)		47708 (Zip Code)

(812) 464-1294
(Registrant's telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement

Effective January 1, 2005, Old National Bancorp (the "Company") entered into Severance and Change of Control Agreements (collectively, the "Agreements") with Robert G. Jones, Michael R. Hinton, Thomas F. Clayton, and Daryl D. Moore (the "Executives"). The Agreements replace existing Severance and Change of Control Agreements in place with the Executives.

Included as Exhibits 10(a) through10(c) and incorporated herein by reference is the form of Change of Control Agreement entered into with the Executives, the form of Severance Agreement entered into with Michael R. Hinton, Thomas F. Clayton and Daryl D. Moore and the Severance Agreement entered into with Robert G. Jones. A brief description of certain aspects of the Agreements is provided below.

The Severance Agreements have an initial term of two years with annual renewal options upon notice to the Executive. Pursuant to the Severance Agreements, the Company shall provide the Executive with the Benefits, as defined below, upon any termination of employment for any reason except termination for cause, disability, voluntary retirement, resignation, in connection with or following a Change of Control as defined in the Change in Control Agreements, or the death of the Executive. In addition, the Company should provide the Benefits, if during the term of the Severance Agreement the Executive terminates the agreement no later than ninety (90) days after the happening of one or more of the following events: (i) the assignment of the Executive to any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company as of the date of the agreement; (ii) a reduction by the Company in the compensation or benefits of the Executive in effect as of the date of the agreement; or (iii) a requirement the Executive be based anywhere other than within fifty (50) miles from his personal residence.

The "Benefits" mentioned above include a lump sum single payment equal to the Executive's Week of Pay, as defined below, multiplied by the greater of fifty-two (52) or two times his number of years of service [Jones' Severance Agreement defines "Benefits" as a lump sum single payment equal to his Week of Pay multiplied by one hundred four (104)]. "Week of Pay" is the annual base salary then in effect, plus the targeted cash incentive the Executive would have been eligible to receive in the year in which the termination occurs divided by fifty two (52).

The Severance Agreements provide the Company thirty (30) days to resolve any issues that triggered the Executive's right to terminate their employment and receive the Benefits. Non-solicitation and covenant not to compete provisions are also included within the Severance Agreements which are binding upon the Executives for one (1) year following termination [Jones' Severance Agreement includes non-solicitation and covenant not to compete provisions effective for two (2) years after termination].

The Change of Control Agreements provide the Executives with a single lump sum payment equal to the Executive's base salary and benefits accrued through the last day of employment of the Executive plus a lump sum single cash payment equal to 2.999 times the Base Amount [Moore's Change of Control Agreement provides for 2.0 times the Base Amount], as defined in Section 280G of the Internal Revenue Code of 1986, upon any termination of the Executive's employment by the Company during the two (2) year period following the first change in control, unless the termination is for cause, disability of the Executive, voluntary retirement or death of the Executive. The lump sum payments described above are also provided to the Executive if the Executive terminates his employment during the two (2) year period following a change in control after one of the following events: (i) the assignment of the Executive to any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company immediately prior to the change in control; (ii) a reduction by the Company in the compensation or benefits of the Executive in effect immediately prior to the change in control; (iii) a requirement the Executive be based anywhere other than within fifty (50) miles of the location at which the Executive was based immediately prior to the change in control; (iv) any purported termination of the Executive's employment for cause or for disability without grounds; (v) any failure of the Company to obtain the assumption of the obligation to perform this Change of Control Agreement by any successor; or (vi) any material breach by the Company of this or any other material written agreement between the Company and the Executive.

Item 9.01 Financial Statements and Exhibits

The following exhibits are furnished herewith and this list constitutes the exhibit index:

10(a) Severance Agreement between Old National and Robert G. Jones

10(b) Form of Severance Agreement for Michael R. Hinton, Thomas F. Clayton and Daryl D. Moore

10(c) Form of Change of Control Agreement for Robert G. Jones, Michael R. Hinton, Thomas F. Clayton and Daryl D. Moore

* * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp
(Registrant)

Date: January 4, 2005

By: /s/ John S. Poelker
John S. Poelker
Executive Vice President and Chief Financial Officer